Exhibit 99

Covenant Transportation Group Announces Third Quarter Financial and Operating Results

CHATTANOOGA, Tenn., October 27, 2008 (PR NEWSWIRE) -- Covenant Transportation Group, Inc. (NasdaqGS: CVTI) announced today financial and operating results for the quarter ended September 30, 2008.

Financial and Operating Results

For the quarter, total revenue increased 20.9%, to $212.5 million from $175.8 million in the same quarter of 2007. Freight revenue, which excludes fuel surcharges, increased 9.7%, to $162.9 million in the 2008 quarter from $148.5 million in the 2007 quarter. The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period. The Company reported a net loss of $3.4 million, or ($.24) per basic and diluted share, in the third quarter of 2008 compared to a net loss of $3.6 million, or ($.25) per basic and diluted share, for the third quarter of 2007.

Overview

David R. Parker, Chairman, President and Chief Executive Officer, offered the following comments regarding the Company's third quarter operations: ``The third quarter was a time of great promise and great frustration for Covenant Transportation Group.  From an operating perspective we improved several key metrics during the quarter, and we continued to bring down our truckload operating costs as a percentage of truckload revenue in most areas.  The quarter was frustrating from a bottom line perspective, however, because of two specific items.  Items where we made progress in operations included the following:

•
Average freight revenue per tractor per week, our main measure of asset productivity, improved 6.5% compared with the third quarter of 2007.  This improvement resulted from a 4.9% increase in average miles per tractor and a 1.5% increase in average freight revenue per total mile.  Tractors operated by driver teams increased approximately 25% compared with the third quarter of 2007.  Despite these improvements during the third quarter, we reiterate our comment from September 29 that the freight environment remains weak and, if anything, seems to be deteriorating on a seasonally adjusted basis.

•
Revenue from Covenant Transport Solutions, our non-asset-based brokerage business, increased 264%, to $16.7 million for the quarter, and Covenant Transport Solutions generated $2.9 million of net revenues, after purchased transportation expenses, compared with $950,000 of net revenues for the third quarter of 2007.

•
Fuel expense, net of fuel surcharge recovery, was approximately $25 million in the 2008 and 2007 quarters. Our continued focus on improving fuel surcharge recovery, decreasing non-revenue miles, executing our initiatives to reduce fuel consumption, and improving bulk purchasing of fuel, along with a drop in diesel fuel prices during the third quarter, returned our cost per mile in the 2008 quarter to approximately the same level as the 2007 quarter.

•	DOT reportable accidents dropped to the lowest level per million miles since 2000.

“On the other hand, our operating progress was masked by two disappointing items during the quarter:

•
Despite the best overall safety performance in at least eight years (based on DOT reportable accidents per million miles), a small number of severe accidents resulted in a negative quarter-over-quarter impact of approximately $3.6 million pretax, or $.16 per share.

•
As a result of closing our amended and restated revolving credit facility, we recorded a non-cash write-down of $726,000, or $.03 per share, relating to partial extinguishment of the former credit facility.

"Our consolidated results include the operations of our four operating subsidiaries – Covenant Transport, Southern Refrigerated Transport (SRT), Star Transportation, and Covenant Transport Solutions.  For the quarter, we experienced the following trends in each subsidiary, compared to third quarter of 2007:

•
Covenant Transport.  At Covenant, overall we reduced our fleet by approximately 100 trucks, however we added approximately 200 teams compared with the 2007 quarter, which improved the ratio of team tractors to solo tractors in our expedited operation and revenue per tractor per week.  Our dedicated operations declined by approximately 36 trucks, as we did not renew contracts unless the terms generated an acceptable margin.

•
SRT.  At SRT, profitability has improved compared with the third quarter of 2007, due to significant improvements in revenue per tractor per week and fuel expense as SRT reduced the percentage of its freight obtained from freight brokers and improved its utilization of the Covenant refrigerated trailers previously integrated into its operations.

•
Star Transportation.  Star has remained relatively constant in terms of operating margin as compared with the second quarter of 2008, as results continued to be impacted by weak demand, particularly in the Southeast, in the automobile, housing, and manufacturing markets.

•
Covenant Transport Solutions.  We have continued to see significant growth in our non-asset based brokerage subsidiary and we have increased staffing to accommodate growth.  However, we expect our rate of growth will not continue at the current pace in the near term, as gross margin percentages are being reduced in the current difficult economic environment.

Operating Expenses

"Our operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) was 100.4% for the third quarter of 2008 compared with 101.5% for the third quarter of 2007. Our expense categories as a percentage of freight revenue were affected by the rapid growth of Covenant Transport Solutions.  This tended to reduce most expenses as a percentage of freight revenue, while increasing purchased transportation expense.

In addition, depreciation and amortization decreased primarily as a result of our efforts to eliminate excess equipment and terminals over the past year.  We have reduced the fleet by approximately 150 tractors and 540 trailers, while increasing freight revenue from truckload operations. During the quarter, we recorded an approximately $1.2 million asset impairment charge to write down the carrying values of idle tractors and trailers held for sale in view of the soft market for used equipment.  However, this was largely offset by a loss on sale of equipment of only $253,000 in the third quarter of 2008 compared with a loss on sale of equipment of  $1.2 million in the third quarter of 2007.

Balance Sheet and Liquidity

Richard B. Cribbs, the Company’s Senior Vice President and Chief Financial Officer, commented on the Company’s balance sheet and liquidity:  "At September 30, 2008, our total balance sheet debt, net of cash collateral, was $156.2 million and total stockholders' equity was $158.7 million, for a debt-to-capitalization ratio of 49.6%. Our tangible book value was $119.5 million, or $8.51 per share. At September 30, 2008, the present value of our off-balance sheet financing was $82 million, excluding the residual portion of tractor leases where we have trade-back arrangements.

"During the second and third quarters, we completed $285 million in long-term financing facilities.  These facilities consisted of an approximately $200 million secured revenue equipment financing facility with Daimler Truck Finance and an approximately $85 million asset-based revolving credit facility provided by Bank of America, J.P. Morgan Chase, and Textron Financial.  These new credit facilities replaced our former revolving line of credit and accounts receivable securitization facilities.  At September 30, we had approximately $30 million of undrawn capacity under the revolving credit facility."

Other News

The American Trucking Associations recently recognized Doug Cook, our vice president of safety, as the 2008 National Safety Director of the Year.  Mr. Cook also was recognized earlier in the year by the Truckload Carriers Association as its Safety Professional of the Year.  The recognition that Mr. Cook has received reflects his outstanding capabilities in the safety arena and our desire to be a safety leader in our industry.  We also have two drivers that were recently recognized for their skills and safety records – Bobby Ray was selected as a Captain for the Tennessee Trucking Association's Road Team and Frank Silio was selected as a finalist for the 2009-2010 America's Road Team.

The Company will host a conference call tomorrow, October 28th at 10:00 a.m. Eastern Time to discuss the quarter. Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code 050011. An audio replay will be available for one week following the call at 877-919-4059, access code 41889183. For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at http://www.covenanttransport.com.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, ``CVTI''.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, the statement regarding our belief that our non-asset based brokerage operations will not continue at recent growth rates is a forward-looking statement.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statement: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; the condition of the credit market; changes in the market for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; our ability to renew Covenant Dedicated contracts on the terms and schedule we expect; changes in management's estimates of the need for new tractors and trailers; changes in the Company's business strategy that require the acquisition of new businesses; our ability to improve the performance of all of our subsidiaries and areas of operations; our ability to cause the performance of our Star Transportation and Southern Refrigerated Transport subsidiaries to return to historical levels; our success in restructuring certain identified areas of the company's operations; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles and the impact of the U.S. economy generally; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; fluctuations in fuel prices and the magnitude and timing of increases and decreases, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; decreases in productivity that may offset or eliminate potential savings from the installation of auxiliary power units or unexpected maintenance or other costs associated with such units; our non-asset based brokerage operations relies heavily on relationships internally and with third parties that may impact future growth; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:
Covenant Transportation Group, Inc.
Richard B. Cribbs, Senior Vice President and Chief Financial Officer
(423) 463-3331
criric@covenanttransport.com

Company information contact:
Kim Perry, Administrative Assistant
(423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	Three Months Ended September 30,			Nine Months Ended September 30,
($000s)	2008	2007	% Change	2008	2007	% Change
Freight revenue	$162,901	$148,531	9.7%	$471,947	$443,105	6.5%
Fuel surcharge revenue	49,644	27,256		130,997	76,519
Total revenue	$212,545	$175,787	20.9%	$602,944	$519,624	16.0%

Operating expenses
Salaries, wages and related expenses	65,830	65,649		199,446	202,220
Fuel expense	74,902	52,687		217,092	150,812
Operations and maintenance	11,420	10,890		32,874	30,890
Revenue equipment rentals and
purchased transportation	24,925	15,406		68,543	46,718
Operating taxes and licenses	3,273	3,451		10,024	10,862
Insurance and claims	11,970	8,368		25,921	29,130
Communications and utilities	1,657	1,748		5,074	5,715
General supplies and expenses	6,625	5,801		19,068	17,321
Depreciation and amortization, including gains &
losses on disposition of equipment	12,663	13,955		35,472	40,275
Asset impairment charge	-	-		-	1,665
Total operating expenses	213,265	177,955		613,514	535,608
Operating loss	(720)	(2,168)		(10,570)	(15,984)
Other (income) expenses:
Interest expense	2,914	2,917		7,395	8,924
Interest income	(218)	(129)		(372)	(354)
Loss on early extinguishment of debt	726	-		726	-
Other	(56)	(34)		(120)	(150)
Other expenses, net	3,366	2,754		7,629	8,420
Loss before income taxes	(4,086)	(4,922)		(18,199)	(24,404)
Income tax benefit	(670)	(1,347)		(4,613)	(7,502)
Net loss	$(3,416)	$(3,575)		$(13,586)	$(16,902)

Basic earnings (loss) per share	$(0.24)	$(0.25)		$(0.97)	$(1.21)
Diluted earnings (loss) per share	$(0.24)	$(0.25)		$(0.97)	$(1.21)
Basic weighted average shares outstanding (000s)	14,049	14,026		14,035	14,016
Diluted weighted average shares outstanding (000s)	14,059	14,026		14,041	14,016

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating statistics excludes fuel surcharges	2008	2007	% Change	2008	2007	% Change
Average freight revenue per loaded mile	$1.554	$1.533	1.4%	$1.527	$1.523	0.3%
Average freight revenue per total mile	$1.390	$1.369	1.5%	$1.368	$1.361	0.5%
Average freight revenue per tractor per week	$3,252	$3,054	6.5%	$3,168	$3,043	4.1%
Average miles per tractor per period	30,753	29,321	4.9%	90,660	87,215	4.0%
Weighted avg. tractors for period	3,421	3,586	-4.6%	3,481	3,651	-4.7%
Tractors at end of period	3,412	3,562	-4.2%	3,412	3,562	-4.2%
Trailers at end of period	8,209	8,744	-6.1%	8,209	8,744	-6.1%

Selected balance sheet data, etc.:	September 30, 2008	Dec. 31, 2007
Total assets	$456,622	$439,794
Total equity	$158,699	$172,266
Total balance sheet debt	$156,171	$136,766
Debt to Capitalization Ratio	49.6%	44.3%
Tangible book value per share	$8.51	$9.43

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